Exhibit 99.1

Bojangles’, Inc. – Fiscal Year 2018

Third Fiscal Quarter 2018 Results

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its Third Fiscal Quarter 2018

Returns to Positive System-Wide Comparable Restaurant Sales

Provides Update on its Restaurant Portfolio Optimization Program

CHARLOTTE, N.C. — (Globe Newswire) — November 8, 2018 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 13-week third fiscal quarter ended September 30, 2018. Bojangles’ also provided an update on its restaurant portfolio optimization program.

Highlights for the Third Fiscal Quarter 2018 Compared to the Third Fiscal Quarter 2017*

•	System-wide comparable restaurant sales increased 0.4%, while company-operated comparable restaurant sales increased 0.1% and franchised comparable restaurant sales increased 0.7%;

•	Total revenues increased to $138.7 million from $136.0 million in the prior year fiscal quarter;

•	Five system-wide restaurants were opened, consisting of one company-operated restaurant and four franchised restaurants;

•

Net loss was $2.7 million (reflecting after-tax charges of $9.8 million related to our restaurant portfolio optimization program) as compared to net income of $6.9 million in the prior year fiscal quarter;

•

Diluted Net Loss per Share was $0.07 (reflecting after-tax charges of $0.27 per share related to our restaurant portfolio optimization program) as compared to Diluted Net Income per Share of $0.18 in the prior year fiscal quarter;

•	Adjusted Net Income** increased to $8.1 million as compared to $6.5 million in the prior year fiscal quarter;

•	Adjusted Diluted Net Income per Share** increased to $0.21 as compared to $0.17 in the prior year fiscal quarter; and

•	Adjusted EBITDA** increased to $16.5 million as compared to $16.1 million in the prior year fiscal quarter.

*	Certain amounts for the third fiscal quarter of 2017 have been restated to reflect the adoption of the new revenue recognition standard. See “Adoption of New Accounting Standard” for further details.
**

Descriptions of Adjusted Net Income, Adjusted Diluted Net Income per Share, Adjusted EBITDA and other non-GAAP financial measures are provided in this release under “Use and Definition of Non-GAAP Measures,” and reconciliations to GAAP figures are provided in the tables at the end of this release.

“We are pleased the Bojangles’® system returned to positive comparable restaurant sales during the third fiscal quarter despite the negative impact associated with Hurricane Florence in September,” said Bojangles’ Interim President and CEO Randy Kibler.

“We believe our back to basics strategy of operating ‘well-run restaurants’ is elevating customer perceptions of Bojangles’. We are enhancing customers’ total brand experience through staffing and training initiatives, improving speed of service at the drive-thru, promoting high-quality signature menu items with value messaging, and building out our technological capabilities to support the use of our new mobile app and delivery test,” concluded Mr. Kibler.

Third Fiscal Quarter 2018 Financial Review

System-wide comparable restaurant sales increased 0.4%, consisting of a 0.1% increase in company-operated comparable restaurant sales and an increase of 0.7% in franchised comparable restaurant sales. The comparable restaurant sales increase at company-operated restaurants was composed of increases in price and mix that were partially offset by a decrease in transactions.

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Third Fiscal Quarter 2018 Results

Total revenues increased 1.9% to $138.7 million in the third fiscal quarter of 2018 from $136.0 million in the prior year fiscal quarter. The increase was due to a net additional 10 system-wide restaurants at September 30, 2018 compared to September 24, 2017 and an increase in system-wide comparable restaurant sales.

Company-operated restaurant revenues increased 1.4% to $128.0 million in the third fiscal quarter of 2018 from $126.2 million in the prior year fiscal quarter. Franchise royalty revenues increased 2.2% to $7.2 million in the third fiscal quarter of 2018 from $7.0 million in the prior year fiscal quarter.

Operating loss was $2.6 million in the third fiscal quarter of 2018 (reflecting pre-tax charges of $13.0 million related to our restaurant portfolio optimization program) as compared to Operating income of $10.6 million in the prior year fiscal quarter.

Company-operated restaurant contribution, a non-GAAP measure, increased 3.3% to $18.2 million in the third fiscal quarter of 2018 as compared to $17.6 million in the prior year fiscal quarter. As a percentage of company-operated restaurant revenues, company-operated restaurant contribution margin, a non-GAAP measure, increased to 14.2% in the third fiscal quarter of 2018 from 13.9% in the prior year fiscal quarter.

General and administrative expenses were $11.2 million in the third fiscal quarter of 2018 as compared to $9.8 million in the prior year fiscal quarter. The increase was due primarily to $1.0 million of professional and consulting fees associated with exploring strategic alternatives, $0.2 million of executive and officer separation expenses, as well as inflationary increases in wages. These were partially offset by $0.3 million of expense recorded during the third fiscal quarter 2017 in connection with the identification and due diligence of potential new locations for company-operated restaurants that we ultimately decided not to pursue. As a percentage of total revenues, general and administrative expenses were 8.1% in the third fiscal quarter of 2018 as compared to 7.2% in the prior year fiscal quarter.

Impairment expenses were $0.7 million in the third fiscal quarter of 2018 as compared to $0.1 million in the prior year fiscal quarter. The increase was due to more restaurants being impaired in the third fiscal quarter of 2018 versus the third fiscal quarter of 2017.

Restaurant closures and refranchising costs and related asset write-downs were $13.0 million in the third fiscal quarter of 2018 and primarily reflect $11.8 million in charges incurred related to ten company-operated restaurants that were closed in the third fiscal quarter of 2018 and $0.9 million of additional impairments to write-down assets to their estimated fair value related to our planned refranchising of 25 to 30 company-operated restaurants in fiscal year 2019.

Net Loss was $2.7 million (reflecting after-tax charges of $9.8 million related to our restaurant portfolio optimization program) in the third fiscal quarter of 2018 as compared to Net Income of $6.9 million in the prior year fiscal quarter. Diluted Net Loss per Share was $0.07 (reflecting after-tax charges of $0.27 per share related to our restaurant portfolio optimization program) in the third fiscal quarter of 2018 as compared to Diluted Net Income per Share of $0.18 in the prior year fiscal quarter.

Adjusted Net Income, a non-GAAP measure, increased 23.3% to $8.1 million in the third fiscal quarter of 2018 as compared to $6.5 million in the prior year fiscal quarter. Adjusted Diluted Net Income per Share increased 23.5% to $0.21 in the third fiscal quarter of 2018 as compared to $0.17 in the prior year fiscal quarter.

Adjusted EBITDA, a non-GAAP measure, increased 2.1% to $16.5 million in the third fiscal quarter of 2018 as compared to $16.1 million in the prior year fiscal quarter.

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Third Fiscal Quarter 2018 Results

Restaurant Portfolio Optimization Program

Bojangles’ continued executing its restaurant portfolio optimization program during the third fiscal quarter of 2018 and intends to make further progress over the coming year. The program includes identifying company-operated restaurants that may be refranchised and underperforming company-operated restaurants that would be closed.

•

Bojangles’ closed 10 underperforming company-operated restaurants during the third fiscal quarter of 2018. As a result, we recorded a provision for closed stores of $11.8 million, net of amounts previously accrued, on the cease use date representing an estimate of the remaining obligations pursuant to non-cancelable leases, net of estimated sublease income.

•

Bojangles’ refranchised two company-operated restaurants during the second fiscal quarter of 2018 and anticipates refranchising approximately 25 to 30 company-operated restaurants in Tennessee and Georgia to one of its largest franchisees. In connection with the expected refranchising of these 25 to 30 company-operated restaurants, we recorded an additional impairment charge of $0.9 million during the third fiscal quarter of 2018 related to the write-down of the assets to their estimated fair value. In addition, we expect to incur a pre-tax charge of $4.0 million to $5.0 million related to anticipated losses on operating leases associated with this potential refranchising transaction. The transaction, which remains subject to final negotiation and execution of a definitive sale and purchase agreement, due diligence and customary closing conditions, is expected to close in fiscal year 2019. Should this potential refranchising transaction fail to close, we will reassess our options under the restaurant portfolio optimization program.

Adoption of New Accounting Standard

In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, which supersedes nearly all existing revenue recognition guidance. We adopted this new guidance in fiscal year 2018 using the full retrospective transition method, which resulted in restating each prior reporting period presented in the year of adoption, including the third fiscal quarter of 2017. The adoption did not have a material impact on Company-operated restaurant revenues or Franchise royalty revenues. The new guidance requires Bojangles’ to recognize initial and renewal franchisee fees on a straight-line basis over the life of the franchise agreement, which impacts Other franchise revenues. In addition, funds contributed by franchisees to the advertising funds actively managed by Bojangles’, as well as the associated advertising fund expenditures, are reported on a gross basis, and the advertising fund revenues and expenses may be reported in different periods. See tables at the end of this release for details related to the impact of the adoption of the new revenue recognition standard on our previously reported results.

Agreement to be Acquired

On November 6, 2018, Bojangles’ announced that the Company has entered into a definitive agreement to be acquired by Durational Capital Management LP and The Jordan Company, L.P. Under the terms of the agreement, Durational Capital Management LP and The Jordan Company, L.P. will acquire the Company in an all cash transaction. Bojangles’ stockholders will receive $16.10 per share. The acquisition, which has been unanimously approved by Bojangles’ Board of Directors, is subject to stockholder approval and other customary closing conditions. The transaction is expected to be completed in the first quarter of fiscal year 2019.

In light of the pending transaction, Bojangles’ has withdrawn its fiscal year 2018 guidance and will not host a conference call to discuss its third fiscal quarter earnings results.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, N.C., Bojangles’ serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®. At September 30, 2018, Bojangles’ had 759 system-wide restaurants, of which 316 were company-operated and 443 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook, Instagram and Twitter.

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Third Fiscal Quarter 2018 Results

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. We believe these non-GAAP measures assist our board of directors, management and investors in comparing our operating performance, on a consistent basis from period to period, by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary significantly among similar companies. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Company-operated restaurant contribution represents our operating income excluding the impact of franchise royalty revenues, franchise marketing and co-op advertising fund contribution revenues and associated costs, properties and equipment rental revenues, other franchise revenues, general and administrative expenses, costs associated with properties and equipment rentals, depreciation and amortization, impairment, restaurant closures and refranchising costs and related asset write-downs and loss (gain) on disposal of property and equipment and other, as identified by the reconciliation table below. Company-operated restaurant contribution margin is defined as company-operated restaurant contribution as a percentage of company-operated restaurant revenues. Company-operated restaurant contribution and company-operated restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Company-operated restaurant contribution and company-operated restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Included with the reconciliations to GAAP figures provided in the tables at the end of this release is a reconciliation of our operating income to our company-operated restaurant contribution.

Adjusted Net Income represents company net income before items that we do not consider representative of our ongoing operating performance as identified in the reconciliation table below. Adjusted Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical or current facts included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to, among other

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Third Fiscal Quarter 2018 Results

risks, our vulnerability to changes in consumer preferences and economic conditions; our ability to open restaurants in new and existing markets and expand our franchise system; our ability to successfully effect our restaurant portfolio optimization program on a timely basis; our ability to generate comparable restaurant sales growth; financial or other difficulties, which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns, changes in discounting strategy, technology initiatives or restaurant designs and remodels; cancellation of or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential responsibility for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses, such as salmonella, E. coli, or others; changes in employment and labor laws; labor shortages and increases in labor costs; the impact of litigation, including wage and hour class action lawsuits; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. In addition, actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors related to the pending acquisition of the Company, including, without limitation (1) risks related to the consummation of the merger, including the risks that (a) the merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain stockholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the merger under the merger agreement may not be satisfied, and (e) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Bojangles’ from specifically enforcing obligations of Walker Parent, Inc., an investment vehicle of Durational Capital Management LP and The Jordan Company, L.P. (Parent) under the merger agreement or recovering damages for any breach by Parent; (2) the effects that any termination of the merger agreement may have on Bojangles’ or its business, including the risks that (a) Bojangles’ stock price may decline significantly if the merger is not completed, (b) the merger agreement may be terminated in circumstances requiring Bojangles’ to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the merger; (3) the effects that the announcement or pendency of the merger may have on Bojangles’ and its business, including the risks that as a result (a) Bojangles’ business, operating results or stock price may suffer, (b) Bojangles’ current plans and operations may be disrupted, (c) Bojangles’ ability to retain or recruit key employees may be adversely affected, (d) Bojangles’ business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) Bojangles’ management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Bojangles’ ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against Bojangles’ and others; and (6) the risk that the merger and related transactions may involve unexpected costs, liabilities or delays. For further details and discussion of these and other risks and uncertainties, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 8, 2018, and which is available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

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BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2018	2017 (a)
Assets
Current assets:
Cash and cash equivalents	$16,020	14,052
Accounts and vendor receivables, net	4,081	5,863
Accounts receivable, related parties, net	543	553
Inventories, net	2,841	3,619
Other current assets	12,588	2,408

Total current assets	36,073	26,495
Property and equipment, net	38,164	49,423
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	20,284	23,146
Favorable leases, net	429	688
Other noncurrent assets	4,292	4,076

Total assets	$550,882	555,468

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,130	12,956
Accrued expenses	24,922	17,797
Current maturities of capital lease obligations	8,472	8,502
Other current liabilities	4,047	934

Total current liabilities	49,571	40,189
Long-term debt, less current maturities and deferred debt issuance costs, net	97,842	123,376
Deferred income taxes	64,430	70,210
Capital lease obligations, less current maturities	18,619	22,434
Noncurrent closed store obligation	11,316	125
Other noncurrent liabilities	17,504	17,107

Total liabilities	259,282	273,441

Stockholders’ equity:
Preferred stock	—	—
Common stock	379	370
Treasury stock	(4,859)	(2,000)
Additional paid-in capital	136,830	128,895
Retained earnings	158,625	154,306
Accumulated other comprehensive income	625	456

Total stockholders’ equity	291,600	282,027

Total liabilities and stockholders’ equity	$550,882	555,468

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

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Third Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017 (a)	2018	2017 (a)
Revenues:
Company-operated restaurant revenues	$127,958	126,207	385,066	378,048
Franchise royalty revenues	7,174	7,018	21,177	20,509
Franchise marketing and co-op advertising contribution revenues	2,830	2,725	8,285	7,982
Properties and equipment rental revenues	611	—	1,697	—
Other franchise revenues	94	92	437	217

Total revenues	138,667	136,042	416,662	406,756

Restaurant operating expenses:
Company-operated restaurant food and supplies costs	40,381	40,525	121,086	119,208
Company-operated restaurant labor costs	38,094	37,081	114,088	110,365
Company-operated restaurant operating costs	31,314	31,009	94,196	90,441
Company-operated restaurant depreciation and amortization	2,589	3,501	9,518	10,082
Franchise marketing and co-op advertising costs	2,830	2,725	8,285	7,982
Costs associated with properties and equipment rentals	428	—	1,144	—

Total restaurant operating expenses	115,636	114,841	348,317	338,078

Operating income before other operating expenses	23,031	21,201	68,345	68,678

Other operating expenses:
General and administrative	11,202	9,814	32,705	28,584
Depreciation and amortization	616	747	1,946	2,225
Impairment	734	126	6,419	1,123
Restaurant closures and refranchising costs and related asset write-downs	12,996	—	16,342	—
Loss (gain) on disposal of property and equipment and other	47	(135)	(46)	(238)

Total other operating expenses	25,595	10,552	57,366	31,694

Operating (loss) income	(2,564)	10,649	10,979	36,984
Amortization of deferred debt issuance costs	(162)	(147)	(466)	(440)
Interest income	—	2	2	15
Interest expense	(1,354)	(1,495)	(4,584)	(4,776)

(Loss) income before income taxes	(4,080)	9,009	5,931	31,783
Income tax benefit (expense)	1,368	(2,120)	(1,514)	(8,918)

Net (loss) income	$(2,712)	6,889	4,417	22,865

Net (loss) income per share:
Basic	$(0.07)	0.19	0.12	0.62

Diluted	$(0.07)	0.18	0.12	0.59

Weighted average shares used in computing net (loss) income per share:
Basic	36,897	37,012	36,795	36,760

Diluted	36,897	38,475	38,221	38,561

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

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BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirty-Nine Weeks Ended
	September 30,	September 24,
	2018	2017 (a)
Cash flows from operating activities:
Net income	$4,417	22,865
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(5,803)	(1,289)
Depreciation and amortization	11,464	12,307
Amortization of deferred debt issuance costs	466	440
Impairment	6,419	1,123
Gain on disposal of property and equipment and other	(46)	(238)
Provision for doubtful accounts	529	3
(Benefit) provision for inventory spoilage	(25)	18
Asset write-downs, net of gains, related to refranchising	4,240	—
Provision for closed and refranchised stores	11,770	—
Stock-based compensation	1,899	1,185
Changes in operating assets and liabilities	6,416	404

Net cash provided by operating activities	41,746	36,818

Cash flows from investing activities:
Purchases of property and equipment	(5,812)	(7,476)
Proceeds from disposition of property and equipment	41	148
Proceeds from capital lease subleases	116	—

Net cash used in investing activities	(5,655)	(7,328)

Cash flows from financing activities:
Principal payments on long-term debt	(26,000)	(22,357)
Stock option exercises	1,256	2,343
Vesting of restricted stock units	(225)	(103)
Purchases of treasury stock	(2,859)	—
Principal payments on capital lease obligations	(6,295)	(5,549)

Net cash used in financing activities	(34,123)	(25,666)

Net increase in cash and cash equivalents	1,968	3,824
Cash and cash equivalents balance, beginning of fiscal period	14,052	13,898

Cash and cash equivalents balance, end of fiscal period	$16,020	17,722

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

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BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net (Loss) Income to Adjusted Net Income

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017 (a)	2018	2017 (a)
Net (loss) income	$(2,712)	6,889	4,417	22,865

Certain professional, transaction and other costs (b)	1,010	—	1,263	3
Payroll taxes associated with stock option exercises (c)	62	24	92	122
Executive and officer separation expenses (d)	164	—	1,198	551
Modification of equity awards in connection with executive separation (e)	—	—	551	—
Restaurant closures and refranchising costs and related asset write-downs (f)	12,996	—	16,342	—
Adjustments to deferred tax assets associated with executive compensation (g)	—	—	779	—
State income tax rate change (h)	—	(367)	—	(367)
Tax impact of adjustments (i)	(3,461)	(9)	(4,729)	(253)

Total adjustments	10,771	(352)	15,496	56

Adjusted Net Income	$8,059	6,537	19,913	22,921

BOJANGLES’, INC. AND SUBSIDIARIES Unaudited Reconciliation of Diluted Net (Loss) Income Per Share to Adjusted Diluted Net Income Per Share
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017 (a)	2018	2017 (a)
Diluted net (loss) income per share	$(0.07)	0.18	0.12	0.59

Certain professional, transaction and other costs (b)	0.03	—	0.03	—
Payroll taxes associated with stock option exercises (c)	—	—	—	—
Executive and officer separation expenses (d)	—	—	0.03	0.02
Modification of equity awards in connection with executive separation (e)	—	—	0.01	—
Restaurant closures and refranchising costs and related asset write-downs (f)	0.34	—	0.43	—
Adjustments to deferred tax assets associated with executive compensation (g)	—	—	0.02	—
State income tax rate change (h)	—	(0.01)	—	(0.01)
Tax impact of adjustments (i)	(0.09)	—	(0.12)	(0.01)

Total adjustments	0.28	(0.01)	0.40	—

Adjusted Diluted Net Income per Share	$0.21	0.17	0.52	0.59

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.
(b)

Includes costs associated with third-party consultants for special projects, exploring strategic alternatives and public offering expenses. We expect to incur additional expenses in connection with the strategic alternatives process through the first fiscal quarter of 2019. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other special projects.

(c)

Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when stock options that were outstanding prior to our initial public offering are exercised.

(d)	Represents severance and legal fees associated with former executives and officers departing the Company.
(e)	Represents net non-cash, stock-based compensation recorded in connection with the modification of certain equity awards associated with a former executive departing the Company.
(f)

Primarily represents closed store reserves, the accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to company-operated restaurants we have previously closed, as well as impairment related to the write-down of assets associated with company-operated restaurants we expect to refranchise and the gain on the refranchise of company-operated restaurants. We expect to continue to incur similar expenses in future periods as we record the accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to closed company-operated restaurants, and could incur additional costs in future periods if we identify other company-operated restaurants that will be closed or refranchised.

(g)

In connection with a former executive departing the Company and the associated modification of equity awards, certain compensation costs related to the executive are no longer expected to be deductible for income tax purposes. Accordingly, we recorded adjustments to previously recorded deferred tax assets. We could record similar adjustments in future periods if any of the compensation costs are ultimately deductible for income tax purposes.

(h)

As a result of the enacted reductions to the North Carolina corporate income tax rate during the thirteen weeks ended September 24, 2017, we adjusted our deferred income taxes by applying the lower rate, which resulted in a corresponding decrease to income tax expense.

(i)	Represents the income tax expense associated with the adjustments in (b) through (h) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2018	Page 10 of 11
Third Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017 (a)	2018	2017 (a)
Net (loss) income	$(2,712)	6,889	4,417	22,865
Income taxes	(1,368)	2,120	1,514	8,918
Interest expense, net	1,354	1,493	4,582	4,761
Depreciation and amortization (b)	3,367	4,395	11,930	12,747

EBITDA	641	14,897	22,443	49,291
Non-cash rent (c)	287	321	997	1,090
Stock-based compensation (d)	501	505	1,899	1,185
Payroll taxes associated with stock option exercises (e)	62	24	92	122
Preopening expenses (f)	49	302	285	1,026
Certain professional, transaction and other costs (g)	1,010	—	1,263	3
Executive and officer separation expenses (h)	164	—	1,198	551
Impairment and dispositions (i)	782	99	6,414	1,033
Restaurant closures and refranchising costs and related asset write-downs (j)	12,996	—	16,342	—

Adjusted EBITDA	$16,492	16,148	50,933	54,301

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.
(b)	Includes amortization of deferred debt issuance costs.
(c)

Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments and amortization of favorable (unfavorable) leases. We expect to continue to incur similar expenses in future periods as we record rent expense in accordance with GAAP and continue to amortize favorable (unfavorable) leases.

(d)

Represents non-cash, stock-based compensation. We expect to incur similar expenses in future periods as we record stock-based compensation related to existing grants (and any potential future grants) in accordance with GAAP.

(e)

Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when stock options that were outstanding prior to our initial public offering are exercised.

(f)

Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant. We expect to continue to incur similar expenses as we open company-operated restaurants.

(g)

Includes costs associated with third-party consultants for special projects, exploring strategic alternatives and public offering expenses. We expect to incur additional expenses in connection with the strategic alternatives process through the first fiscal quarter of 2019. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other special projects.

(h)	Represents severance and legal fees associated with former executives and officers departing the Company.
(i)

Includes net gain on disposal of property and equipment and other, impairment and cash proceeds on disposals from disposition of property and equipment. We could continue to record impairment expense in future periods if performance of company-operated restaurants is not sufficient to recover the carrying amount of the related long-lived assets. We may incur future (gains) losses and receive cash proceeds on disposal of property and equipment associated with retirement, replacement or write-off of fixed assets.

(j)

Primarily represents closed store reserves, the accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to company-operated restaurants we have previously closed, as well as impairment related to the write-down of assets associated with company-operated restaurants we expect to refranchise and the gain on the refranchise of company-operated restaurants. We expect to continue to incur similar expenses in future periods as we record the accretion of the present value of our rent obligations and ongoing maintenance and utilities costs related to closed company-operated restaurants, and could incur additional costs in future periods if we identify other company-operated restaurants that will be closed or refranchised.

Bojangles’, Inc. – Fiscal Year 2018	Page 11 of 11
Third Fiscal Quarter 2018 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Operating (Loss) Income to Company-Operated Restaurant Contribution

(in thousands)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		September 30,	September 24,	September 30,	September 24,
		2018	2017 (a)	2018	2017 (a)
Operating (loss) income		$(2,564)	10,649	10,979	36,984
Less:	Franchise royalty revenues	(7,174)	(7,018)	(21,177)	(20,509)
	Franchise marketing and co-op advertising contribution revenues	(2,830)	(2,725)	(8,285)	(7,982)
	Properties and equipment rental revenues	(611)	—	(1,697)	—
	Other franchise revenues	(94)	(92)	(437)	(217)
Plus:	General and administrative	11,202	9,814	32,705	28,584
	Franchise marketing and co-op advertising costs	2,830	2,725	8,285	7,982
	Costs associated with properties and equipment rentals	428	—	1,144	—
	Depreciation and amortization	3,205	4,248	11,464	12,307
	Impairment	734	126	6,419	1,123
	Restaurant closures and refranchising costs and related asset write-downs	12,996	—	16,342	—
	Loss (gain) on disposal of property and equipment and other	47	(135)	(46)	(238)

Company-operated restaurant contribution		$18,169	17,592	55,696	58,034

Company-operated restaurant revenues		$127,958	126,207	385,066	378,048
Company-operated restaurant contribution margin		14.2%	13.9%	14.5%	15.4%

(a)	Adjusted to reflect the retrospective adoption of Accounting Standards No. 2014-09, Revenue from Contracts with Customers.

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Impact of Adoption of New Revenue Recognition Standard on Previously Reported Results

(in thousands, except per share amounts)

	Thirteen Weeks Ended September 24, 2017			Thirty-Nine Weeks Ended September 24, 2017
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Franchise marketing and co-op advertising contribution revenues	$—	2,725	2,725	—	7,982	7,982
Other franchise revenues	200	(108)	92	738	(521)	217
Franchise marketing and co-op advertising costs	—	2,725	2,725	—	7,982	7,982
Income tax benefit (expense)	(2,160)	40	(2,120)	(9,114)	196	(8,918)
Net income	6,957	(68)	6,889	23,190	(325)	22,865
Net income per diluted share	0.18	—	0.18	0.60	(0.01)	0.59

				December 31, 2017
				As		As
				Reported	Adjustments	Adjusted
Other current liabilities				$651	283	934
Deferred income taxes				71,190	(980)	70,210
Other noncurrent liabilities				13,333	3,774	17,107
Retained earnings				157,383	(3,077)	154,306